Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-252234, 333-261667, 333-272946, 333-275578, 333-278073, 333-276745, 333-278995, 333-280577, 333-281299, and 333-289210), Form S-3 (File No. 333-286217), and Form S-8 (File Nos. 333-253141, 333-272938, 333-280747, and 333-288201) of our report dated March 17, 2026, with respect to the financial statements of Longeveron Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Hartford, CT

March 17, 2026